UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2005

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13395	56-201079
(Commission File Number)	(IRS Employer Identification No.)

6415 Idlewild Road, Suite 109 Charlotte, North Carolina	28212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 27, 2005, Sonic Automotive, Inc. appointed Greg Young, Sonic’s Vice President and Chief Accounting Officer, to serve as the principal accounting officer of Sonic and to perform the services and duties incident to that position and, until Sonic appoints a new chief financial officer, certain of the services and duties incident to the position of principal financial officer.

In recognition of the additional duties and responsibilities being undertaken by Mr. Young, as described above, Sonic amended Mr. Young’s employment agreement on September 27, 2005. Mr. Young’s employment agreement with Sonic, as amended, provides for an annual base salary, for participation in certain of Sonic’s employee benefit plans and for potential grants of options under the Sonic Automotive, Inc. 1997 Stock Option Plan, as amended. Mr. Young is entitled to a one-time $120,000 cash retention bonus, which is in lieu of any annual discretionary cash bonus for calendar year 2005 and is contingent upon adherence to the terms of his employment agreement until January 1, 2006. If Mr. Young’s employment is terminated by Sonic without cause or by Mr. Young for good reason prior to January 1, 2006, Mr. Young will be entitled to the payment in full of the retention bonus. The terms of the employment agreement also provide for the payment by Sonic of an amount equal to one-third of Mr. Young’s then-current salary in the event of termination by Sonic for other than cause or for no reason or by Mr. Young for good reason. Mr. Young’s current annual base salary is $194,000. In addition, Mr. Young will be eligible for an additional performance-based cash bonus of up to $15,000 based on his performance, to be determined in accordance with Sonic’s policies. Under his employment agreement, Mr. Young is bound by confidentiality provisions, a violation of which may, at Sonic’s option, terminate any severance pay, among other remedies.

Mr. Young has been Sonic’s Vice President and Chief Accounting Officer since June 30, 2000. Before joining Sonic, Mr. Young was the Chief Financial Officer of Menziken Automation, Inc. and, prior to that, was a Senior Manager with Deloitte & Touche LLP.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

By:	/s/ Stephen K. Coss
Stephen K. Coss
Senior Vice President and General Counsel

Dated: October 3, 2005

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